Exhibit 10.17
MIDLANTIC OFFICE TRUST, INC.
DEFERRED COMPENSATION PLAN

i

ii

		Page
ARTICLE X MISCELLANEOUS		17

10.01.	Unfunded Plan	17
10.02.	Nonassignability	17
10.03.	Compliance with Section 409A	17
10.04.	Validity and Severability	17
10.05.	Governing Law	17
10.06.	Continued Service	17
10.07.	Underlying Equity Compensation Plan	17
10.08.	Notices	18
10.09.	Waiver	18
10.10.	Binding Nature	18

APPENDIX		16

iii

MIDLANTIC OFFICE TRUST, INC.
DEFERRED COMPENSATION PLAN
ARTICLE I
PURPOSE AND EFFECTIVE DATE
     The purpose of this Midlantic Office Trust, Inc. Deferred Compensation Plan is to help the Company and its Affiliates attract and retain experienced and qualified directors and key employees by providing them with tax-deferred savings opportunities. Directors and certain key employees will have the opportunity to elect to defer the receipt of certain cash and stock-based compensation and to have the deferred cash treated as if it were invested in one of several investment options established by the Company and to have the deferred stock-based compensation treated as if it was invested in Common Stock. The Plan shall be effective August ___, 2005. The Plan is unfunded and intended to be a “top-hat” plan within the meaning of Department of Labor Regulation §2520.104-23. The Company maintains the Plan primarily for the purpose of providing deferred compensation for directors and a select group of management or highly-compensated employees.
ARTICLE II
DEFINITIONS
     For purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:
     2.01. Administrative Committee means the Compensation Committee of the Board, if the Board assigns it the responsibility to administer the Plan, or the Board itself if the Compensation Committee is not assigned the responsibility to administer the Plan. If the Board appoints the Compensation Committee to administer the Plan, such Compensation Committee must consist of three or more “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act.
     2.02. Affiliate means any entity in which more than fifty percent (50%) of the total fair market value and total voting power of such entity is held by the Company or any entity in a chain of entities beginning with the Company if each of the entities other than the last in the chain holds more than fifty percent (50%) of the total fair market value and total voting power of another entity in the chain.
     2.03. Award means Cash Compensation, Stock Awards and Performance Bonuses eligible for deferral under the Plan.
     2.04. Beneficiary means the person, persons or entity the Participant designates pursuant to Article VIII to receive any benefits payable under the Plan after the Participant’s death.
     2.05. Board means the Board of Directors of the Company.

     2.06. Cash Compensation means salary, cash awards, wages, cash bonuses, director fees, retainer fees, meeting fees and chairman fees, and any other award that would be paid in cash, other than Cash Performance Bonuses, by the Company or an Affiliate for services rendered as an Eligible Employee or as a Director pursuant to an employment or other agreement or compensation policy, plan or program of the Company or Affiliate that may be offered from time to time, and which has been designated by the Administrative Committee as eligible for deferral under the Plan.
     2.07. Cash Performance Bonus means any Performance Bonus that is paid in cash.
     2.08. Change of Control means the occurrence of any of the following: (i) any one Person, or more than one Person acting as a group, acquires ownership of stock of the Company that, together with stock held by such Person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company, (ii) any one Person, or more than one Person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company possessing 35 percent or more of the total voting power of the stock of the Company, (iii) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election or (iv) any one Person, or more than one Person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value (calculated as the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets) equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions, without regard to assets transferred to: (a) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock, (b) an entity, 50 percent or more of the total value or voting power of which is owned directly or indirectly, by the Company immediately after the transfer, (c) a Person, or more than one Person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company or (d) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a Person, or more than one Person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company. For purposes of this paragraph, Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time. However, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. If a Change of Control occurs on account of a series of transactions, the Change of Control is considered to occur on the date of the last of such transactions.
     2.09. Code means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

     2.10. Common Stock means the voting common stock, $.01 par value per share, of the Company.
     2.11. Company means Midlantic Office Trust, Inc., a Maryland corporation, or any successor thereto.
     2.12. Deferral Account means the bookkeeping account maintained on the books of the Company for each Participant pursuant to Article VI to record the Participant’s Deferred Amounts. A Deferral Account may consist of two or more Deferral Subaccounts.
     2.13. Deferral Election means an election to defer the receipt of Cash Compensation, Stock Awards or Performance Bonuses. A Deferral Election is made by filing a Participation Agreement with the Administrative Committee on or before the times specified in the Plan.
     2.14. Deferral Subaccount means a separate subaccount within a Participant’s Deferral Account maintained on the books of the Company pursuant to Article VI.
     2.15. Deferred Amount means the amount of the Participant’s Cash Compensation, Stock Awards and Performance Bonuses that are deferred under Article IV and credited to the Participant’s Deferral Account pursuant to Article V.
     2.16. Deferred Stock Benefit means the Stock Award or Stock Performance Bonus that the Participant elects to defer under the Plan that must be distributed or paid in shares of Common Stock. A Deferred Stock Benefit will be paid pursuant to the terms of this Plan and at such time or times as are set forth herein notwithstanding the terms of any Stock Award or Stock Performance Bonus with respect to which the receipt of Common Stock was deferred.
     2.17. Director means a non-Employee member of the Board.
     2.18. Disabled or Disability means the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company on an applicable Affiliate.
     2.19. Eligible Employee means any Employee of the Company or any Affiliate whom the Administrative Committee (i) determines to be in a select group of management or highly compensated employees of the Company within the meaning of Section 401(a)(1) of ERISA and (ii) designates as eligible to participate in this Plan.
     2.20. Employee means any person whom the Company or any Affiliate employs under the rules of Section 3401(c) of the Code and the regulations thereunder.

     2.21. Equity Compensation Plan means the Midlantic Office Trust, Inc. 2005 Equity Compensation Plan and any amendments thereto.
     2.22. ERISA means the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated thereunder.
     2.23. Exchange Act means the Securities Exchange Act of 1934, including amendments thereto, or successor statutes of similar intent.
     2.24. Fair Market Value means, on any given date, the fair market value as the Administrative Committee, in its discretion, shall determine. The Fair Market Value with respect to shares of Common Stock generally will mean the Fair Market Value of a share of Common Stock as reported as the closing price of a share of Common Stock on the stock exchange on which it is traded on such date, or if the shares of Common Stock are not traded on such stock exchange on such date, then on the next preceding date that the shares of Common Stock were traded on such stock exchange, as reported by such source as the Administrative Committee shall select. The Fair Market Value that the Administrative Committee determines shall be final, binding and conclusive on the Company, Participants and Beneficiaries.
     2.25. Initial Payment Date means the initial date for payment of a Participant’s Deferral Account or Deferral Subaccount as specified in the applicable Participation Agreement.
     2.26. Participant means any Director or Eligible Employee who is eligible to participate in the Plan and elects to participate by filing a Participation Agreement as provided in Article IV.
     2.27. Participation Agreement means a written agreement filed in accordance with Article IV pursuant to which a Director or an Eligible Employee elects to defer Cash Compensation, a Stock Award or a Performance Bonus. The Participation Agreement shall be on a form prescribed by the Administrative Committee and shall include any amendments, attachments or appendices as the Administrative Committee may designate.
     2.28. Performance Bonus means any bonus or other incentive payment, whether payable in cash or Common Stock, awarded to a Director or an Eligible Employee pursuant to an employment or other agreement or any incentive compensation plan, policy or program of the Company or any Affiliate that may be offered from time to time, where (i) the payment of the compensation is provided for services performed over a period of at least 12 months, (ii) the payment of the compensation or the amount of the compensation is contingent on the satisfaction of individual, Company, Affiliate or business unit goals, provided that the Director or Eligible Employee performs services for the applicable Affiliate or business unit, (iii) the determination of whether the performance goals have been satisfied is not made by the Director or Eligible Employee or a family member of such individual, (iv) both at the time of the establishment of the performance goals and at the time of any election to defer payment of the compensation, the performance goals are not substantially certain to be met, (v) the payment of the compensation is not based solely on the value of, or appreciation in value of, the Company or an Affiliate and (vi) the payment of the compensation has been designated by the Administrative Committee as eligible for deferral under the Plan. This definition is intended to comply with the performance-

based compensation rules of Section 409A(a)(4)(B)(iii) of the Code and shall be interpreted accordingly.
     2.29. Person means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, but does not include [___].
     2.30. Phantom Share Unit means a unit of deemed investment in a share of Common Stock as provided in Article VI.
     2.31. Plan means this Midlantic Office Trust, Inc. Deferred Compensation Plan.
     2.32. Plan Year means initially from ___, 2005 through December 31, 2005 and, thereafter, Plan Year means each calendar year beginning January 1 and ending the following December 31.
     2.33. Separation from Service means the termination of the Participant’s employment with the Company and all Affiliates, including pursuant to a transaction in which the Eligible Employee’s employer ceases to be an Affiliate, other than for death or the Participant becoming Disabled. The Administrative Committee shall determine, subject to applicable law, whether a leave of absence for governmental or military service, illness, temporary disability or other reasons shall constitute a Separation from Service. This definition is intended to comply with the separation from service rules of Section 409A(a)(2)(A)(i) of the Code and shall be interpreted accordingly.
     2.34. Specified Employee means an Eligible Employee who at any time during the Plan Year is (i) an officer of the Company having annual compensation greater than $135,000 (with certain adjustments for inflation after 2005), (ii) a five-percent owner of the Company or (iii) a one-percent owner of the Company having annual compensation from the Company of more than $150,000. For purposes of this Section, no more than 50 employees (or, if lesser, the greater of three or 10 percent of the employees) shall be treated as officers. Employees who (i) normally work less than 17 1/2 hours per week, (ii) normally work not more than 6 months during any year, (iii) have not attained age 21 or (iv) are included in a unit of employees covered by an agreement which the Secretary of Labor finds to be a collective bargaining agreement between employee representatives and the Company (except as otherwise provided in regulations issued under the Code) shall be excluded for purposes of determining the number of officers. For purposes of this Section, the term “five- percent owner” (“one-percent owner”) means any person who owns more than five percent (one percent) of the outstanding stock of the Company or stock possessing more than five percent (one percent) of the total combined voting power of all stock of the Company. For purposes of determining ownership, the attribution rules of Section 318 of the Code shall be applied by substituting “five percent” for “50 percent” in Section 318(a)(2) and the rules of Sections 414(b), 414(c) and 414(m) of the Code shall not apply. For purposes of this Section, the term “compensation” has the meaning given such term by Section 414(q)(4) of the Code. This definition is intended to comply with the specified employee rules of Section 409A(a)(2)(B)(i) of the Code and shall be interpreted accordingly.

     2.35. Stock Award means an award that is or will become payable in Common Stock issued pursuant to the Equity Compensation Plan or another of the Company’s equity compensation plans, including but not limited to nonqualified stock options, incentive stock options, restricted stock, stock appreciation rights, restricted stock units, performance shares or other types of equity awards or bonuses, so long as the terms of such award permit its deferral; provided, however, that Stock Awards do not include any Stock Performance Bonuses.
     2.36. Stock Performance Bonus means any Performance Bonus that is paid in Common Stock.
     2.37. Subsequent Deferral Election has the meaning given in Section 7.02.
     2.38. Subsequent Payment Date has the meaning given in Section 7.02.
     2.39. Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
     2.40. Valuation Date means the last business day of each calendar month and such other dates as the Administrative Committee in its sole discretion may determine.
ARTICLE III
ADMINISTRATION
     3.01. Administrative Committee; Duties. The Administrative Committee shall administer the Plan. A majority of the Members of the Administrative Committee shall constitute a quorum for the transaction of business. All resolutions or other actions of the Administrative Committee shall be by a vote of a majority of its Members present at any meeting or without a meeting by an instrument in writing that a majority of its Members sign. Members of the Administrative Committee may participate in a meeting by means of a telephone or similar communications equipment that enables all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting for purposes of this Plan. The Administrative Committee may designate one of its Members as a chairperson and may retain and supervise providers and professionals to perform any or all of the duties delegated to it hereunder.
     The Administrative Committee shall have all powers necessary to administer this Plan (not inconsistent with the terms of the Plan), including discretionary authority to determine eligibility for benefits, to decide claims under the terms of this Plan and to interpret the Plan. In particular, the Administrative Committee shall be responsible for determining issues relating to eligibility, investment benchmarks, Deferral Account balances, crediting of Deferred Amounts and hypothetical earnings and debiting of hypothetical losses, administration and oversight of distributions, deferral elections and any other duties concerning the day-to-day operation of this Plan. The Administrative Committee from time to time may establish or amend rules for the administration of this Plan. All rules, interpretations and decisions of the Administrative Committee shall be conclusive and binding on the Company, Participants and Beneficiaries.
     Neither the Administrative Committee nor any Member of the Administrative Committee shall be liable for any act taken or not taken hereunder or for any act taken or not taken by any other Member or by any agent to whom duties in connection with the administration of this Plan have been delegated or for anything done or omitted to be done in connection with this Plan. The Administrative Committee shall keep records of all of its respective proceedings and the Administrative Committee shall keep records of all payments made to Participants or Beneficiaries and for expenses or otherwise.
     Each person who is or shall have been a Member of the Administrative Committee or any delegate of the Administrative Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or not taken under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such action, suit, or proceeding provided such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law or otherwise, or under any other power that the Company may have to indemnify such person or hold him harmless.
     Notwithstanding any other provision of this Plan, to the extent the Administrative Committee is exercising its discretion in connection with the Plan, the Administrative Committee shall act without any individual Member of the Administrative Committee to whom the specific action relates.
     The Company shall pay any expenses the Company or the Administrative Committee incurs in connection with administration of this Plan.
     3.02. Claims Procedure. It is not necessary to file a claim in order to receive Plan benefits. However, notwithstanding the preceding sentence, a Participant entitled to receive benefits under the Plan and who is not paid such benefits must file a claim for such benefits within ninety (90) days from the date such benefits should have been paid under the Plan. If such claim is not filed within such ninety (90) day period, it shall be forever barred.
     On receipt of a claim for Plan benefits, the Administrative Committee must respond in writing within 90 days. If necessary, the Administrative Committee’s first notice must indicate any special circumstances requiring an extension of time for the Administrative Committee’s decision. The extension notice must indicate the date by which the Administrative Committee expects to render a decision; an extension of time for processing may not exceed 90 days after the end of the initial period.
     If a claim is wholly or partially denied, the Administrative Committee must give written notice within the time provided in the preceding paragraph. An adverse notice must specify each reason for denial. There must be specific reference to provisions of the Plan or related documents on which the denial is based. If additional material or information is necessary for the claimant to perfect the claim, it must be described and there must be an explanation of why that material or information is necessary. Such adverse notice also must disclose appropriate information about the steps that the claimant must take if he wishes to submit the claim for review and the time limits and procedures applicable to such review, including a statement of the claimant’s right to bring a civil action following a denial of this claim on review.
     The full value of a payment made according to the provisions of the Plan satisfies that much of the claim and all related claims under the Plan against the Company. As a condition to a payment from it or directed by it, the Company may require the Participant, Beneficiary, or legal representative of either to execute a receipt and release of the claim in a form satisfactory to the Company.
     On proper written request for review from a claimant to the Administrative Committee, there must be a review by the Administrative Committee. The Administrative Committee must receive the written request before 61 days after the claimant’s receipt of notice that his claim has been denied as described above. The claimant and an authorized representative are entitled to be present and heard if any hearing is used as part of the review. The claimant may submit written comments, documents, records and other information relating to the claimant’s claim for benefits. The claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. The Administrative Committee’s review shall take into account all such written comments, documents, records and other information the claimant submits relating to the claim, without regard to whether such information was submitted or considered initially.
     The Administrative Committee must determine whether there will be a hearing. Before any hearing, the claimant or a duly authorized representative may review all Plan documents and other papers that affect the claim and may submit issues and comments in writing. The Administrative Committee must schedule any hearing to give sufficient time for this review and submission, giving notice of the schedule and deadlines for submissions.
     The Administrative Committee must advise the claimant in writing of the final determination after review. The decision on review must be written in a manner calculated to be understood by the claimant, and it must include specific reasons for the decision and specific references to the pertinent provisions of the Plan or related documents on which the decision is based. Such written notification also must include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits and a statement describing any voluntary appeal procedures offered by the Plan, the claimant’s right to obtain the information about such procedures and a statement of the claimant’s right to bring a civil action following a denial on review. The written advice must be rendered within 60 days after the request for review is received, unless special circumstances require an extension of time for processing. If an extension is necessary the Administrative Committee must furnish written notice of the extension to the claimant before the end of the 60-day period and indicate the special circumstances requiring the extension of time. The extension notice must indicate the date by which the Administrative Committee expects to render a decision. The decision must then be rendered as soon as possible but no later than 120 days after receipt of the request for review.
     If the Administrative Committee has regularly scheduled meetings at least quarterly, the following rules govern the time for the decision after review. If the claimant’s written request for review is received more than 30 days before an Administrative Committee meeting, the Administrative Committee’s decision must be rendered at the next meeting after the request for review is received. If the claimant’s written request for review is received 30 days or less before an Administrative Committee meeting, the Administrative Committee’s decision must be rendered at the Administrative Committee’s second meeting after the request for review has been received. If special circumstances (such as the need to hold a hearing) require an extension of time for processing, the Administrative Committee’s decision must be rendered not later than the Administrative Committee’s third meeting after the request for review has been received. If an extension of time for review is required, written notice of the extension must be furnished to the claimant, describing the special circumstances and the date as of which the benefit determination will be made, before the extension begins. The Administrative Committee shall notify the claimant of the benefit determination as soon as possible, but not later than five days after the benefit determination is made.
     The claimant, after the review of claims procedures described above and an adverse benefit determination on review, has the right to bring a civil action. The claimant shall have 90 days from the date of receipt of the Administrative Committee’s decision on review in which to file suit regarding a claim for benefits under the Plan. If suit is not filed within such 90-day period, it shall be forever barred.
     Notwithstanding any other provision of the Plan, if the claimant is a Member of the Administrative Committee, the Administrative Committee acting without the claimant shall review and process the claimant’s claim for benefits.
ARTICLE IV
PARTICIPATION
     4.01. Eligibility. Participation in the Plan is limited to Directors and Eligible Employees. Any such Director or Eligible Employee who files a Participation Agreement in accordance with Section 4.02 may participate in the Plan as set forth herein. In the event that a Director or an Eligible Employee ceases to be a Director or Eligible Employee, as applicable, his or her Deferral Elections shall be suspended. Upon any re-election or re-employment, such former Director or Eligible Employee may again participate in the Plan pursuant to the terms hereof, and any distributions still to be made under prior Participation Agreements shall continue pursuant to the terms of the Plan.
     4.02. Deferral Election. Except as otherwise provided in this Section 4.02, a Director or Eligible Employee who desires to participate in the Plan must file a Participation Agreement with the Administrative Committee on or before the times set forth herein.
     (a) Cash Compensation or Stock Awards. A Deferral Election with respect to Cash Compensation or Stock Awards shall be effective with respect to Cash Compensation or Stock Awards paid in any part for services performed during a Plan Year if the Director or Eligible Employee files a Participation Agreement with the Administrative Committee by [December 1] of the Plan Year immediately preceding the calendar year in which the services are to be performed to earn the Cash Compensation or Stock Award. Notwithstanding the foregoing, in the first year in which a Director or Eligible Employee becomes eligible to participant in the Plan, the Director or Eligible Employee shall be able to make a Deferral Election for Cash Compensation or Stock Awards earned for services performed subsequent to the Deferral Election if he or she files a Participation Agreement with the Administrative Committee as described herein within 30 days of the date he or she becomes eligible to participate in the Plan.
     (b) Performance Bonus. A Deferral Election with respect to Performance Bonuses shall be effective if the Director or Eligible Employee files a Participation Agreement with the Administrative Committee more than six months in advance of the end of the service period on which such Performance Bonus is based. A Participation Agreement to defer payment of a Performance Bonus shall only apply to the specified Performance Bonus.
     The Administrative Committee may reject any Participation Agreement and the Administrative Committee is not required to state a reason for any rejection provided that the rejection is made prior to the date when such Participation Agreement would otherwise have been required to be filed pursuant to Section 4.02. However, the Administrative Committee’s rejections must be made on a uniform basis with respect to similarly-situated Participants. If the Administrative Committee rejects a Participation Agreement, the Participant must be paid the amounts he or she would have been entitled to receive and such payment must be paid to the Participant at the time he or she would have received the payment had no Participation Agreement been filed. The Administrative Committee may modify any Participation Agreement and the form of any distribution thereunder at any time to the extent necessary to comply with federal or state securities laws or regulations or the provisions of Section 409A of the Code.
     The Administrative Committee in its sole discretion may establish the types of Awards that may be deferred and minimum and maximum limits on the amount of any Awards that may be deferred for a Plan year. Notwithstanding any other provision of this Plan, no Deferral Election shall be made with an Initial Payment Date which falls prior to six months after the date on which the Award would otherwise have been paid or the end of the Plan Year in which the Award would otherwise have been paid.

     4.03. Contents of Participation Agreement. Subject to Article VII and as the Administrative Committee in its sole discretion shall establish, each Director or Eligible Employee shall specify in his or her Participation Agreement (a) the amount and type of Awards that are to be deferred under the Plan on which the Participation Agreement is effective, expressed as either a dollar amount, a percentage of the applicable Award or a number of shares of Common Stock, (b) that he or she agrees that the period after which payment of the Deferred Amount is to be made or commence shall be the earlier of the Participant’s Separation from Service (except that in the case of a Specified Employee payment shall not be made before the earlier of the date that is six months after the date of Separation from Service or the Participant’s death), death, Disability, the Initial Payment Date or the date of a Change of Control and (c) the form in which payments are to be made, which shall be at the election of the Director or Eligible Employee, either a lump sum or annual installments over five or 10 years, except that in the event any payment is made on the date of a Change of Control, payment shall be made in a lump sum. The Participation Agreement may be in any form, including electronic form, that the Administrative Committee designates and shall include such other provisions as the Administrative Committee deems appropriate.
     4.04. Modification or Revocation of Deferral Election. Except as provided in Sections 7.02 and 7.03, a Participant may only modify or revoke a Participation Agreement prior to the date on which the Participant Agreement is required to have been filed pursuant to Section 4.02. A Participation Agreement shall be effective on the last day the Deferral Election may be made pursuant to Section 4.02. Any writing signed by a Director or Eligible Employee expressing intention to revoke his or her Participation Agreement and delivered to the Administrative Committee on or before the times required for an effective revocation will constitute a valid revocation of his or her Participation Agreement. Under no circumstances may a Participation Agreement be made, modified or revoked retroactively nor may any Initial Payment Date or Subsequent Payment Date be shortened or reduced other than as set forth in this Plan.
ARTICLE V
DEFERRED AMOUNTS
     5.01. Crediting of Deferred Amounts. The Administrative Committee shall credit the Deferred Amount of a Participant to the Participant’s Deferral Account as and when such Deferred Amount would otherwise have been paid to the Participant, regardless of whether such Deferred Amount previously was earned or the Participant previously became entitled to such Deferred Amount.
     5.02. Vesting of Deferral Account. A Participant shall be 100 Percent vested in his Deferral Account at all times.
ARTICLE VI
MAINTENANCE AND INVESTMENT OF DEFERRAL ACCOUNTS
     6.01. Maintenance of Deferral Accounts. A separate Deferral Account shall be maintained for each Participant.

Deferral Subaccounts shall be maintained in a Participant’s Deferral Account as necessary to reflect separate Deferral Elections with different Initial Payment Dates, Subsequent Deferral Elections or forms of payment. A Participant’s Deferral Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan, and it shall not constitute or be treated as a trust fund or segregated account of any kind.
     6.02. Investment Benchmarks. The investment benchmark for Deferral Accounts will be as follows:
     (a) Cash Compensation and Cash Performance Bonuses. Each Participant shall be entitled to direct the manner in which his or her Cash Compensation and Cash Performance Bonus Deferred Amounts will be deemed to be invested, selecting among the investment benchmarks specified in APPENDIX B hereto, as the Administrative Committee may amend from time to time, and in accordance with such rules, regulations and procedures as the Board may establish from time to time. Deemed earnings and losses based on a Participant’s investment elections shall begin to accrue as of the date such Participant’s Deferred Amounts are credited to his or her Deferral Accounts. All distributions of a Participant’s Deferral Accounts for Cash Compensation and Cash Performance Bonus shall be made in cash.
     (b) Stock Awards and Stock Performance Bonuses. The investment benchmark for Deferred Stock Benefits will be the Company Common Stock fund. The Company Common Stock fund shall consist of deemed investments in shares of Common Stock of the Company. Deferred Amounts that are deemed to be invested in the Company Common Stock fund shall be converted into Phantom Share Units based upon the Fair Market Value of the Common Stock as of the date(s) the Deferred Amounts are to be credited to the Deferral Account. As set forth in Article V above, Deferred Amounts are credited to a Participant’s Deferral Account as of the date such Deferred Amount otherwise would have been paid to the Participant, regardless of whether the Participant previously earned such amount or otherwise became entitled to it.
          Each Deferral Account that is deemed to be invested in the Company Common Stock fund shall be credited, as of each Valuation Date, with additional Phantom Share Units of Common Stock with respect to cash dividends paid on the Common Stock with record dates during the period beginning on the date after the most recent Valuation Date and ending on such Valuation Date. Shares of Common Stock to be issued under the Plan shall be delivered from shares of Common Stock available for issuance from the underlying plan pursuant to which the deferred Stock Award or Stock Performance Bonus was granted. If as of the Valuation Date there are not sufficient shares of Common Stock reserved under such underlying plan for the additional Phantom Share Units of Common Stock with respect to cash dividends paid on the Common Stock, then any such cash dividends on the Common Stock shall be credited to a Participant’s Deferral Subaccount as of such Valuation Date. The Participant shall be entitled to direct the manner in which his or her deferred cash dividends will be deemed to be invested, selecting among the investment benchmarks specified in APPENDIX B hereto, as the Administrative Committee may amend from time to time, and in accordance with such rules, regulations and procedures as the Board may establish from time to time. Deemed earnings and losses based on such investment elections shall begin to accrue as of the date the cash dividends are credited to a Participant’s Deferral Subaccount. All distributions of a Participant’s Deferral Subaccount for such deferred cash dividends shall be made in cash.
          When any distribution of all or a portion of any Deferral Account or Deferral Subaccount that is deemed to be invested in the Company Common Stock fund is to be made, the balance in such Deferral Account or Deferral Subaccount, as applicable, shall be determined by dividing the Fair Market Value of one share of Common Stock on the most recent Valuation Date preceding the date of such distribution into the number of Phantom Share Units to be distributed. Upon a distribution, the amounts deemed to be invested in the Company Common Stock fund shall be distributed in the form of shares of Common Stock equal to the same number of shares of Common Stock into which such amounts were deemed to be invested. In the event of a stock dividend, split-up or combination of the Common Stock, merger, consolidation, reorganization, recapitalization or other change in the corporate structure or capitalization effecting the Common Stock, such that the Administrative Committee determines that an adjustment is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Administrative Committee shall make appropriate adjustments to the number of deemed shares of Common Stock and Phantom Share Units credited to any Deferral Account or Deferral Subaccount, as applicable. The determination of the Administrative Committee as to such adjustments, if any, shall be conclusive and binding on the Company, Participants and Beneficiaries.
     6.03. Valuation of Deferral Accounts. The Administrative Committee shall determine the balance of each Deferral Account as of each Valuation Date by adjusting the balance of such Deferral Account as of the immediately preceding Valuation Date to reflect changes in the value of the deemed investments thereof and credits, debits and distributions with respect to such Deferral Account since such preceding Valuation Date.
     6.04. Statement of Account. The Administrative Committee shall distribute to each Participant annual or more frequent statements of his Deferral Account, in such form as the Administrative Committee deems desirable, setting forth the balance to the credit of such Participant in his Deferral Account as of the end of the most recent Valuation Date.
ARTICLE VII
BENEFITS
     7.01. Payment of Account. Except as provided in Sections 7.02, 7.03 and 7.04, the Company shall pay or begin paying the Participant (or in the event of the Participant’s death, the Participant’s Beneficiary) the balance of the Participant’s Deferral Account or Deferral Subaccount, on the earlier of the Participant’s Separation from Service (except that in the case of a Specified Employee payment shall not be made before the earlier of the date that is six months after the date of Separation from Service or the Participant’s death), death, Disability, the Initial Payment Date or the date of a Change of Control.
     7.02. Subsequent Deferral Elections. Prior to payment of a Participant’s Deferral Account or Deferral Subaccount, a Participant may make a one-time election to extend the time for payment (a “Subsequent Deferral Election”) for all or a portion of a Deferral Account or a Deferral Subaccount to a specified future date (the “Subsequent Payment Date”). In conjunction with a Subsequent Deferral Election, an electing Participant may change the form in which payments are to be made and may choose between a lump sum or annual installment (made over a five or 10 year-period). For a Subsequent Deferral Election to be effective, (i) the Administrative Committee must receive the Participant’s Subsequent Deferral Election at least 12 months prior to the Initial Payment Date, (ii) the election must not take effect until at least 12 months after the date on which the Administrative Committee receives such Subsequent Deferral Election and (iii) the Subsequent Deferral Election must extend the first payment that would have been made (other than pursuant to death, Disability or an Unforeseeable Emergency) for a period of not less than five years from the date such payment otherwise would be made. Except as provided in Section 7.03, if a Participant makes a Subsequent Deferral Election, then the Company shall pay or begin paying the Participant (or in the event of the Participant’s death, the Participant’s Beneficiary) the balance of the Participant’s Deferral Account or Deferral Subaccount, on the earlier of (i) the Participant’s death, (ii) the Participant’s Disability, (iii) the Subsequent Payment Date (which must be more than five years after the Initial Payment Date), (iv) in the event of a Change of Control, the later of the Change of Control or five years from the date the payment would have been made in absence of the Subsequent Deferral Election or (v) in the event of a Separation from Service, the later of the Separation from Service or five years from the date the payment would have been made in absence of the Subsequent Deferral Election.
     7.03. Hardship Withdrawals. Notwithstanding the provisions of any Participation Agreement, a Participant may receive early payment of all or part of the balance in his Deferral Account in the event of an Unforeseeable Emergency, in accordance with this Section 7.03. A distribution pursuant to this Section 7.03 may only include amounts necessary to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the payment, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). An application for an early payment under this Section 7.03 shall be made to the Administrative Committee in such form and in accordance with such procedures as the Administrative Committee shall determine from time to time. The Administrative Committee in its sole and absolute discretion will determine whether and in what amount a distribution will be permitted pursuant to this Section 7.03, except that any distribution in the event of an Unforeseeable Emergency shall be made in one lump sum.
     7.04. Specified Employees. If at any time when the Company has any stock publicly traded on an established securities market or otherwise, a Specified Employee would be entitled to a distribution under this plan upon a Separation from Service, notwithstanding any other provision herein, no payments may be made hereunder before the date which is six months after the date of Separation from Service (or, if earlier, the date of death of the Specified Employee).
     7.05. Manner of Payment. If the Participant elected to receive payment of his Deferral Account or Deferral Subaccount, as applicable, in a lump sum, then no later than 30 days after the date set for payment pursuant to Section 7.01 or 7.02, the Company shall pay the Participant (or his Beneficiary) the balance in such Deferral Account or Deferral Subaccount, as applicable, determined as of the most recent Valuation Date preceding the payment date. If the Participant elected to receive payment of his Deferral Account or Deferral Subaccount, as applicable, in installments, the Company shall make annual payments from such Deferral Account or Deferral Subaccount, as applicable, each of which shall consist of an amount equal to (a) the balance of such Deferral Account or Deferral Subaccount, as applicable, determined as of the most recent Valuation Date preceding the payment date multiplied by (b) a fraction, the numerator of which is one and the denominator of which is the number of remaining installments (including the installment being paid). The first such installment shall be paid no later than 30 days after the time set for payment pursuant to Section 7.01 or 7.02 and each subsequent installment shall be paid on or about the annual anniversary of such first payment. If the Plan otherwise requires that the Participant’s Deferral Account or Deferral Subaccount, as applicable, be paid in a lump sum, then as of the time specified in the Plan, the Company shall pay the Participant (or his Beneficiary) the balance in such Deferral Account or Deferral Subaccount, as applicable, determined as of the most recent Valuation Date preceding the payment date.
     7.06. Form of Payment. The Company shall pay any Deferred Stock Benefit in Common Stock and any other Deferred Amount in cash; provided, however, that the Administrative Committee may require payment of a Deferred Stock Benefit in cash if it determines that such cash payment is necessary in order to comply with any statute, regulation or other applicable law.
     7.07. Securities Laws. Notwithstanding any other provision of this Plan, the Administrative Committee may adopt such procedures as it determines to be necessary to ensure that with respect to any Participant who is actually or potentially subject to Section 16(b) of the Exchange Act, the crediting of Phantom Share Units to his or her Deferral Account or Deferral Subaccount, as applicable, is not deemed to be a non-exempt purchase, or the distribution of Phantom Stock Units and ultimately shares of Common Stock is not deemed to be a non-exempt sale, for purposes of such Section 16(b).
     7.08. Withholding of Taxes. Notwithstanding any other provision of this Plan, the Company shall withhold from payments made hereunder or obtain from the Participant any amounts applicable law requires to be withheld. Additionally, to the extent that the Company is required to withhold any income taxes, employment taxes (such as without limitation Social Security and Medicare taxes) or other amounts from any Deferred Amount pursuant to any state, federal or local law, such amounts may be taken out of other compensation or amounts eligible to be paid to the Participant that are not deferred under the Plan and the Participant shall be required to pay to the Administrative Committee in cash any other amounts that may be owed.

Notwithstanding the foregoing, the Administrative Committee in its discretion and provided applicable law permits may allow a Participant to pay all or part of any applicable withholding taxes (i) by surrendering shares of Common Stock that the Participant has owned for at least six months (but only for the minimum required withholding), (ii) by means of a cashless exercise through a broker, (iii) by any other medium of payment as the Administrative Committee in its discretion shall authorize, or (iv) by any combination of the aforementioned methods of payment. If Common Stock is used to pay all or part of such withholding, the sum of cash and cash equivalents and other payments and the Fair Market Value of the Common Stock surrendered must not be less than the applicable withholding amounts.
ARTICLE VIII
BENEFICIARY DESIGNATION
     8.01. Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person, persons or entity as his Beneficiary or Beneficiaries. A Beneficiary designation shall be made, and may be amended, by the Participant by filing a written designation with the Administrative Committee on such form and in accordance with such procedures as the Administrative Committee shall establish from time to time.
     8.02. No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Participant’s Beneficiary shall be deemed to be the first of the following who survives the Participant: the Participant’s spouse (the person legally married to the Participant when the Participant dies), then the Participant’s children (including adopted children) in equal shares and then the Participant’s estate; provided, however, that if any amounts would be paid to a child of the Participant that is under the age of 18, then such amounts shall be paid into a trust for the benefit of such child.
ARTICLE IX
AMENDMENT AND TERMINATION OF PLAN
     9.01. Amendment. The Board may at any time amend this Plan in whole or in part, provided, however, that no amendment shall be effective to decrease the vested balance in any Deferral Account as accrued at the time of such amendment nor shall any amendment otherwise have a retroactive effect unless such amendment is necessary for the Plan to be in compliance with Section 409A of the Code so as to assure the continued deferred taxation of amounts under the Plan until payment thereof.
     9.02. Company’s Right to Terminate. Except as provided in this Section 9.02, the Board may at any time terminate the Plan and upon termination of the Plan in its entirety, the Company shall continue to honor the terms of existing Participation Agreements, but no further Participation Agreements shall be accepted.

ARTICLE X
MISCELLANEOUS
     10.01. Unfunded Plan. This Plan is maintained primarily for the purpose of providing deferred compensation for Directors and Eligible Employees. It is the intention of the parties that the Plan be unfunded. Participants have the status of general unsecured creditors of the Company and the Plan constitutes a mere promise by the Company to make benefit payments in the future. All payments pursuant to the Plan shall be made from the general funds of the Company or the Affiliate that employs the Participant and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company or an Affiliate may (but shall not be obligated to) create one or more grantor trusts, the assets of which shall be subject to the claims of the Company’s or Affiliate’s creditors, to assist it in accumulating funds to pay its obligations under the Plan; provided, however, that at no time shall the assets of such trust be located outside of the United States.
     10.02. Nonassignability. Except as specifically set forth in the Plan with respect to the designation of Beneficiaries, a Participant’s rights to benefit payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or his Beneficiary.
     10.03. Compliance with Section 409A. This Plan is intended to be a nonqualified deferred compensation plan within the meaning of Section 409A of the Code and shall be construed and interpreted in accordance with the provisions of that Code Section. Any provisions of this Plan which are inconsistent with Section 409A of the Code or any existing or forthcoming Internal Revenue Service guidance related thereto shall be void and without effect if not otherwise grandfathered.
     10.04. Validity and Severability. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect, and any invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.05. Governing Law. The validity, interpretation, construction and performance of this Plan shall in all respects be governed by the laws of the State of Maryland, without reference to principles of conflict of law, except to the extent preempted by federal law.
     10.06. Continued Service. This Plan does not impose on the Participant or the Company any obligation for the Participant to remain a Director or Eligible Employee of the Company or change the status of the Participant’s service on the Board or employment status or the policies of the Company regarding service on the Board or employment.
     10.07. Underlying Equity Compensation Plan. Nothing in this Plan shall prevent the Company from modifying, amending or terminating the Equity Compensation Plan.

     10.08. Notices. Notices and elections under this Plan must be in writing or electronic form. A notice or election is deemed delivered if it is delivered personally or it is mailed by registered or certified mail. Notices to a Participant shall be delivered to the Participant at his last known address. Notices and elections to the Company shall be delivered to the Company at Midlantic Office Trust, Inc., 11140 Rockville Pike, Suite 620 Rockville MD 20852, Attention: General Counsel.
     10.09. Waiver. The waiver of a breach of any provision in this Plan does not operate as and may not be construed as a waiver of any later breach.
     10.10. Binding Nature. The Plan shall be binding upon the Company and its successors and assigns and upon a Participant, his Beneficiary and either of their assigns, heirs or executors.